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                                                                        EX-10.85


                               SUPPLY AGREEMENT
                   (Fluocinolone Acetonide and Fluocinonide)

         THIS AGREEMENT is made and entered into by and between Medicis Pharmaceutical Corporation, a Delaware corporation ("Buyer"), and Syntex Pharmaceuticals International Limited, a Bermuda corporation ("Seller").

         WHEREAS, Pharmaceutical Fine Chemicals S.A. ("PFC"), a Luxembourg corporation, acquired from Seller certain assets relating to Seller's chemical manufacturing plant at West Sunrise Highway, Freeport, Grand Bahama Island, The Bahamas (the "PFC Plant"); and

         WHEREAS, PFC manufactures and supplies to Seller the Active Ingredients (as defined herein) upon the terms and conditions set forth in a Supply Agreement effective February 13, 1996 between Seller and PFC (the "PFC Agreement"); and

         WHEREAS, pursuant to Asset Purchase Agreements dated January 21, 1997 between Buyer and its Affiliates and Seller or its Affiliates (the "Asset Purchase Agreements"), Buyer and its Affiliates have purchased from Seller and its Affiliates certain assets relating to the Syntex Dermatological Business; and

         WHEREAS, Buyer wishes to purchase Active Ingredients from Seller that Manufacturer will be manufacturing for Seller.

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1.       DEFINITIONS

         1.1 "Active Ingredient" shall mean the compounds known by the following generic names fluocinolone acetonide and fluocinonide, in each and all of the forms set forth on Schedule A attached hereto and incorporated herein.

         1.2 "Affiliate" of a party shall mean any individual, corporation or other business entity (e.g. limited or general partnership, trust or estate, joint venture or association) controlling, controlled by or under common control with such party. "Control" (including "controlling", "controlled by" and "under common control with") shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such party, corporation or other business entity respectively. Notwithstanding the foregoing, Genentech, Inc. ("Genentech") shall not be considered an Affiliate of Seller for the purpose of this Agreement for so long as there are material restrictions on the ability of Seller and its Affiliates to control Genentech.

         1.3 "Contract Year" shall mean the twelve (12) month period commencing on the Effective Date and ending on the first anniversary of the Effective Date and each consecutive twelve (12) month period thereafter during the term hereof commencing on an anniversary of the Effective Date; provided, however, that the third Contract Year shall terminate February 13, 1999.

         1.4 "DMFs", shall mean the Type 2 Drug Master File filed by Seller or an Affiliate of Seller with the FDA.

         1.5 "Effective Date" shall mean the Closing Date as defined in the Asset Purchase Agreements.
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         1.6      "FDA" shall mean the United States Food and Drug
Administration.

         1.7 "Manufacturer" shall mean PFC, or any other manufacturer designated pursuant to the terms of Article 10.

         1.8      "NADA" shall mean New Animal Drug Application.

         1.9      "NDA" shall mean New Drug Application.

         1.10 "Plant" shall mean the PFC Plant, or, if applicable, the plant of any other Manufacturer.

         1.11 "Quarter" shall mean each of the three (3)-month periods commencing with the first, fourth, seventh and tenth months of a calendar year.

         1.12 "Requirements" means all quantities of the Active Ingredient required by Buyer and its Affiliates for their own use in manufacturing the Products or having the Products manufactured by a third party for sale in the Territory.

         1.13     "Safety Stock" shall have the meaning set forth in Section
5.4.

         1.14     "Territory" means the United States, Canada and Puerto Rico.

2.       SUPPLY AND PURCHASE

         Subject to the terms and conditions of this Agreement, during the term of this Agreement, Manufacturer shall manufacture and Seller shall supply the Active Ingredient to Buyer in bulk form and Buyer (or an Affiliate of Buyer) shall purchase Buyer's Requirements of the Active Ingredient exclusively from Seller; provided that Buyer's obligation to purchase its Requirements from Seller shall terminate on February 13, 1999. Seller shall use all reasonable efforts to induce PFC to enter into an agreement with Buyer to manufacture and sell to Buyer the Active Ingredients following February 13, 1999, on terms not substantially less favorable than those currently being provided by PFC to Seller (giving due regard to the volume of Buyer's purchases). Notwithstanding Buyer's obligations to purchase its requirements of Active Ingredients exclusively from the Seller, Buyer may purchase the Active Ingredient from third parties during any time period in which Seller (i) is in material breach of this agreement and such breach results in Seller's failure to supply Active Ingredients to Buyer or (ii) contends that its performance is excused pursuant to the provisions of Section 15.1. Nothing in this Agreement shall prohibit Buyer from taking such actions as Buyer in its sole and exclusive discretion, deems necessary and appropriate to qualify with the FDA or other regulatory agencies one or more additional facilities to manufacture the Active Ingredients.

3.       GOVERNMENTAL AUTHORIZATIONS

         Seller shall manufacture or shall cause to be manufactured the Active Ingredient in accordance with the detailed processes and procedures described in all currently approved product license applications for the Active Ingredient in the Territory (including without limitation, as applicable, the DMFs, NDAs and NADAs pertaining thereto). No changes will be made to the manufacturing process(es), testing procedures, or packaging and labeling and storage conditions used to manufacture and store such Active Ingredient, and/or prepare such Active Ingredient for shipment, that are outside the scope of, and thus not permitted by, such currently approved product license applications without the prior written notice to and consent of Buyer, which consent may not be
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unreasonably withheld or delayed.

4.       ACCESS TO FACILITIES AND RECORDS

         4.1 Plant. Seller shall exercise all rights it has under the PFC Agreement to procure the same access rights for Buyer to the Plant. On a periodic basis, but no more frequently than twice per calendar year, Seller shall endeavor in good faith to procure access, on reasonable notice during regular business hours, for representatives of Buyer to have access to the facilities at the Plant utilized in the manufacture, analysis, packaging, and storage of the Active Ingredients (and any raw materials and intermediates pertaining thereto). Seller also shall endeavor in good faith to procure access on such visits to the written records relating to the manufacture, analysis, packaging, storage, and stability and regulatory compliance procedures for the Active Ingredients (and any raw materials and intermediates pertaining thereto). Notwithstanding the foregoing, if additional visits are required because of a particular problem or concern, Seller shall endeavor to arrange such additional visits on reasonable notice during regular business hours. Without limiting the foregoing, Seller shall provide Buyer with copies of, or oral notification of if not in writing, any notice, communication or other information received by Seller pursuant to Article 4 of the PFC Agreement and any comparable notice, communication or other information received by Seller from a Manufacturer other than PFC. Seller shall endeavor in good faith to have an individual at PFC appointed with whom Buyer may directly communicate concerning the Active Ingredient and will inform Buyer in writing upon such appointment.

         4.2 Records. Seller will supply to Buyer copies of any documents (e.g., batch records, stability data) received from Manufacturer relating to the Good Manufacturing Practice ("GMP") compliance of the Plant and the manufacture of the Active Ingredients and will, upon the reasonable request of Buyer, request such documents and information from Manufacturer and forward them to Buyer. Seller will promptly notify Buyer of any significant changes in manufacturing, including changes in the manufacturing process, synthesis, packaging, and test methods (unless compendial) and will provide Buyer with the necessary DMF and NDA authorization documents. Additionally, Seller will promptly notify Buyer of and provide Buyer with copies of any correspondence relating to regulatory actions concerning the DMFs for the Active Ingredients and any regulatory activities concerning the Plant which materially affect the Active Ingredients.

5.       ORDERING PROCEDURES

         5.1 Orders and Forecasts. Buyer shall place orders for the Active Ingredients in a manner as to allow for the efficient scheduling of production and, subject to the provisions hereof, Seller shall fill such orders received in writing from Buyer. At least ninety (90) days prior to the start of each Quarter, Buyer shall provide Seller in writing with (a) its firm order of the total amount of the Active Ingredients to be ordered for shipment during such Quarter and (b) its non-binding estimate of the total amount of the Active Ingredients that may be ordered for shipment during each of the next three (3) Quarters (each such estimate after the first estimate containing an updating of the estimates for the last two (2) Quarters of the preceding estimate and adding an estimate for the next succeeding Quarter). The first such estimate shall be made by Buyer concurrently with the execution and delivery of this Agreement and shall cover the period from the Effective Date through June 30, 1997. In any event, Buyer shall submit its firm orders for the Active Ingredients at least ninety (90) days prior to the desired shipment date and Seller shall endeavor to ship such Active Ingredients in the quantity listed in such firm order by the specified shipment date. To the extent Buyer's total orders for shipment
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during a Quarter exceed one hundred twenty-five percent (125%) of Buyer's last estimate for such Quarter, Seller may extend the shipment date for such excess by such reasonable period as is required for the manufacture thereof.

         5.2 Minimum Order Size. During the term hereof, individual orders for Active Ingredient shall be not less than one (1) kilogram for fluocinolone acetonide (milled or micronized), one hundred fifty (150) grams for fluocinolone acetonide dihydrate (micronized), and five hundred (500) grams for fluocinonide (milled or micronized).

         5.3 Shipping. Title and risk of loss to each quantity of each Active Ingredient supplied by Seller to Buyer hereunder shall pass to Buyer upon delivery by Seller or its agent to Buyer's designated receiving site. The costs of freight and insurance for each such shipment shall be borne by Seller.

         5.4 Safety Stock. Buyer wishes to maintain quantities of Active Ingredient equal to one year's supply of the Active Ingredients, in their various forms, based upon the most recent four (4) quarters of orders and forecasts provided to Seller pursuant to Section 5.1 of this Agreement ("Safety Stock"). Seller shall endeavor in good faith to provide the Safety Stock to Buyer within six (6) months of the Effective Date. The amount of Safety Stock to be ordered and the timing of delivery of such Safety Stock shall be determined by the Buyer in accordance with the ordering provisions of this
Article 5.

6.       PRICING OF THE ACTIVE INGREDIENTS

         6.1 Price. Buyer shall purchase the Active Ingredients from Seller at the same prices as Seller or its Affiliate is purchasing such Active Ingredients from PFC (including any discounts taken by Seller under the PFC Agreement). Seller shall pay for all costs, insurance and freight charges for the shipment of the Active Ingredients from Seller's point of origin to Buyer's designated receiving site. Buyer shall be responsible and pay for any and all customs duties, value added, excise and other taxes (excluding those paid by PFC with respect to the Products), clearances and/or levies of any type whatsoever with regard to the supply of the Active Ingredients from Seller hereunder. The current prices are set forth on Schedule A. The prices for each Active Ingredient may be changed by Seller at such time as Seller's acquisition cost is changed pursuant to Article 6.2 of the PFC Agreement; provided that Seller shall, upon Buyer's request, provide evidence reasonably acceptable to Buyer of any such change.

         6.2 Payment. All prices set forth herein are in United States Dollars. Each payment due Seller for the Active Ingredients supplied hereunder shall be made by Buyer to a bank account designated by Seller in United States Dollars by bank transfer no later than thirty (30) days after the date of Seller's invoice, unless such Buyer specifically designates a portion of any shipment as Safety Stock, in which case payment due Seller for such Safety Stock shall be made by Buyer to a bank account designated by Seller in United States Dollars by bank transfer no later than one-hundred eighty (180) days after the date of Seller's invoice. Seller shall invoice Buyer for the Active Ingredients upon shipment of the Active Ingredients.

7.       SPECIFICATIONS, WARRANTIES AND REMEDIES

         7.1 Methods and Analysis. The analytical methods to be used in testing for compliance with the applicable Specifications are attached hereto as Schedule C ("Methods of Analysis"), as the same may be amended from time to time by Seller upon the prior written notice to and consent of Buyer, which
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consent may not be unreasonably withheld or delayed.

         7.2 Specifications. The specifications for each Active Ingredient are attached hereto as Schedule B (the "Specifications"), as the same may be amended from time to time by Seller upon the prior written notice to and consent of Buyer, which consent may not be unreasonably withheld or delayed.

         7.3 Reference Standards. Buyer shall receive from Seller reasonable amounts of reference standards for the Active Ingredients as well as for certain known degradation products and foreign related substances. Buyer shall also receive from Seller as soon as possible after the Effective Date the safety data sheets for the Active Ingredients. If Seller changes the Specifications or the Methods of Analysis pursuant to Article 7.1 above, Seller shall immediately furnish the changed Specifications or Methods of Analysis to Buyer, so as to enable Buyer to comply with any regulatory requirements as a result of such change.

         7.4      Warranty.

                  7.4.1 PFC Agreement Warranties. Seller warrants that the PFC Agreement is valid and in force as of the Effective Date. Seller shall use all reasonable efforts to maintain the PFC Agreement valid and in force through February 13, 1999.

                  7.4.2 Warranty with respect to Active Ingredient. Seller warrants (i) that all quantities of each Active Ingredient supplied hereunder shall meet the applicable Specifications at the time such Active Ingredient is delivered to the manufacturing facility referred to in Section 5.3, or, failing to meet such Specifications pursuant to Sections 7.5, 7.6, and 7.7 within the time period set forth in Section 0, shall be replaced by Seller at Seller's sole expense, and (ii) that such Active Ingredient will be manufactured in accordance with the applicable DMF (and the process and equipment referred to therein), the applicable GMPs and the governmental authorization(s) referred to in Section 3 and shall not be adulterated as that term is defined by the United States Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto. No change in the manufacturing process and/or equipment used with respect thereto shall be made or authorized to be made by Seller unless and until approved by Buyer in writing, which approval shall not be unreasonably withheld or delayed, if such change would result in such Active Ingredient not being manufactured by Seller in accordance with the applicable Drug Master File (and the process and equipment referred to therein), the applicable GMPs and the governmental authorization(s) referred to in Section 0.

         7.5 Certificate of Analysis. For each shipment of Active Ingredient supplied hereunder, either Seller or Manufacturer shall forward from Manufacturer a Certificate of Analysis specifying, inter alia, the results of each of the determinations required to show conformance of such shipment of Active Ingredient with the applicable Specifications. The figures set forth in such Certificate of Analysis shall be accepted as accurate for the purposes of this Agreement unless Buyer within thirty (30) days after the first receipt of the Active Ingredient (at Buyer's facility where the Active Ingredient will be analyzed for compliance with the applicable Specifications) notifies Seller in writing (facsimile notification will be satisfactory if a confirmation of such notification is provided by the facsimile machine) that it has analyzed representative samples from such shipment in accordance with the applicable Methods of Analysis and has determined that such samples do not conform to such Specifications.
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         7.6      Independent Analysis.  If there is a difference of opinion concerning the conformance of any shipment of an Active Ingredient with the Specifications for such Active Ingredient, Buyer and Seller agree to consult with each other in order to explain and resolve the discrepancy between each other's determinations. If, after good faith attempt by the parties to do so, such consultation does not resolve the discrepancy, Buyer and Seller agree to nominate an independent, reputable laboratory, acceptable to both parties, that shall repeat the applicable Methods of Analysis on representative samples from such shipment provided by both Buyer and Seller, and the resulting determinations shall be binding on Buyer and Seller for the purposes hereof.

         7.7 Replacement Shipment. Any shipment of Active Ingredient alleged by Buyer not to meet such applicable Specifications therefor shall be held without use thereof by Buyer pending the outcome of the analysis referred to in Section 0. If so requested by Buyer in writing, Seller shall endeavor to promptly send a new shipment of Active Ingredient (of similar quantity as to the amount of such Active Ingredient being analyzed pursuant to Section 0) to Buyer (at the selling price and on such other terms and conditions as set forth herein) so as to enable Buyer to continue to manufacture the Products.

         7.8 Expenses. The costs of the independent laboratory referred to in Section 0 shall be borne by (i) Buyer if the Active Ingredient is determined to conform to applicable Specifications, or (ii) Seller if the Active Ingredient is determined not to conform to the applicable Specifications. Buyer shall not be obligated to pay for any Active Ingredient that does not conform to the applicable Specifications (and is returned to Seller after determined to be non-conforming), but shall be obligated to pay for any new shipment of Active Ingredient that is sent pursuant to Section 0.

8.       OPERATING PROCEDURES

         8.1 Seller shall report to Buyer any information or any findings associated with the use of the Active Ingredients received from Manufacturer that may suggest significant or unexpected hazards, adverse reactions, contraindications, side effects or precautions pertinent to the safety of the Active Ingredients, as soon as any such information is received or findings are made. If either party learns of any serious adverse event that suggests a hazard, adverse reaction, contraindication, side effect or precaution attributable to, or associated with, any Active Ingredient supplied hereunder, such party shall inform the other immediately. Other information about less serious events shall be reported promptly by Seller to Buyer upon receipt of such information from Manufacturer.

         8.2 If either party reports any significant or unexpected hazard concerning any Active Ingredient that has met the applicable Active Ingredient Specifications, the parties shall meet in good faith to discuss if there have been any changes in the manufacturing process and/or storage conditions therefor that could have led to any such hazard and immediately act to take all necessary remedial measures.

9.       RECALL

         9.1 Buyer may, in its sole discretion, effect a recall of products containing any Active Ingredient supplied by Seller hereunder (whether such recall is voluntarily or governmentally imposed), and, to the extent necessary or needed, Seller shall cooperate and will use all reasonable efforts to require Manufacturer to cooperate with Buyer in carrying out any such recall. Upon either party's request, the other party shall procure for the requesting party or its representatives access to any information in the non-requesting party's,
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possession or control relating to any Active Ingredient supplied hereunder and contained in the products recalled as is reasonably necessary to effect such recall and/or to correct any problems that may be associated with the manufacture of such Active Ingredient being recalled, and shall allow the requesting party or its representatives to make copies thereof. If, pursuant to the preceding sentence, Buyer is the non-requesting party, Seller shall use all reasonable efforts to procure for Buyer or its representatives access to any information in the Manufacturer's, possession or control relating to any Active Ingredient supplied hereunder and contained in the products recalled as is reasonably necessary to effect such recall and/or to correct any problems that may be associated with the manufacture of such Active Ingredient being recalled, and shall allow the requesting party or its representatives to make copies thereof.

         9.2 If a recall is caused as a result of, directly or indirectly, any act or omission of Buyer, Buyer shall reimburse Seller for the out-of-pocket costs incurred by Seller as a result of such recall, including without limitation any costs reasonably expended by Seller at Buyer's request in assisting with such recall, and shall make any payments required hereby for any Active Ingredient that has been manufactured or supplied by Seller in conformance herewith, but cannot be sold due to such recall, and any affected work-in-process.

         9.3 If a recall is caused as a result of, directly or indirectly, any act or omission of Seller or Manufacturer, Seller shall reimburse Buyer for the out-of-pocket costs incurred by Buyer as a result of such recall, including without limitation any out-of-pocket costs reasonably expended by Buyer to effect the recall and any payment made by Buyer for Active Ingredient previously purchased from Seller that is subject to the recall and cannot be sold.

10.      ALTERNATIVE MANUFACTURING SITE

         Buyer and Seller understand that Buyer wishes to purchase Active Ingredients from Seller that PFC will be manufacturing for Seller. Buyer and Seller also understand that it may become necessary for a Manufacturer other than PFC to manufacture the Active Ingredients. In the event that Seller wishes to designate a Manufacturer other than PFC, Seller shall notify Buyer immediately and shall appoint with Buyer's consent, not to be unreasonably withheld, a Manufacturer other than PFC to manufacture all or a portion of the Active Ingredients. Seller hereby warrants than any Manufacturer other than PFC selected in accordance with this Article 10, shall be capable of manufacturing the Active Ingredients in accordance with the provisions of Section 7.4.2.

11.      TERM OF AGREEMENT AND TERMINATION

         11.1 Term. The term of this Agreement shall commence on the Effective Date and terminate February 13, 1999.

         11.2 Termination for Breach. Either party shall have the right to terminate this Agreement by written notice to the other in the event that the other shall commit any material breach of its obligations hereunder and shall fail to cure such material breach within ninety (90) days after being called upon in writing to do so, such termination to be effective only upon the non-breaching party giving written notice of termination to the breaching party after failure of the breaching party to cure such material breach within such ninety (90)-day period.

         11.3 Termination Due to Insolvency. Either party shall have the right to terminate this Agreement effective upon written notice to the other party in the event: (a) the non-notifying party becomes insolvent or makes an assignment for the benefit of creditors, (b) a receiver is appointed for the non-notifying party, or (c) bankruptcy proceedings are instituted against the non-notifying party or on the non-notifying party's behalf.

         11.4 Results of Termination. The proper use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto. Subject to the foregoing, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination. Termination of this Agreement in whole or in part shall not relieve Buyer of any amounts owed Seller, nor shall it relieve the parties of their obligations with respect to the Active Ingredients supplied prior to such termination by Seller hereunder.

12.      INDEMNIFICATION

         12.1 Buyer agrees to defend, indemnify and hold Seller and its Affiliates and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and other litigation costs, regardless of outcome) arising out of any and all governmental or private actions (or their insurers under rights of subrogation or otherwise) that are related in any way to: (a) the storage, formulation, use, transfer or sale by Buyer and its Affiliates of the Active Ingredients supplied by Seller to Buyer hereunder; (b) any claim of failure by Buyer and its Affiliates to comply with any governmental authorizations relating to the use of such Active Ingredients by Buyer and its Affiliates; (c) Buyer's negligence (or the negligence of Buyer's Affiliates) or any acts by Buyer (or its Affiliates) in violation of this Agreement.

         12.2 Seller agrees to defend, indemnify and hold Buyer and its Affiliates and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and other litigation costs, regardless of outcome) arising out of any and all governmental or private actions (or their insurers under rights of subrogation or otherwise) that are related in any way to: (a) the manufacture, transfer and handling (including the quality control testing, packaging and storage) of any Active Ingredient supplied by Seller to Buyer hereunder; (b) any claim of failure by Seller to comply with governmental authorizations relating to the manufacture or handling of such Active Ingredient, including, without limitation, Seller's obligations under Section 0; (c) any claim of failure to comply with governmental laws or regulations pertaining to the manufacture or handling of such Active Ingredient,including, without limitation, any laws or regulations pertaining to the disposal of waste materials resulting from such manufacture (including any non-conforming material); or (d) Seller's negligence (or the negligence of Seller's Affiliates) or any acts by Seller (or its Affiliates) in violation of this Agreement.

         12.3 All claims under this Section 11 shall be asserted and resolved as follows:

                  12.3.1 In the event that a third party asserts a claim or demand for which a party (the "First Party") believes the other party (the "Second Party") is liable hereunder, the First Party shall promptly notify the Second Party of the nature and extent of such claim or demand in writing.

                  12.3.2 The Second Party shall have the right (but not the obligation) to defend any claim or demand by appropriate proceedings. The First Party will cooperate with the Second Party at the Second Party's request in the defense against such claim or demand. The First Party may participate in, but not control, any such defense or settlement, but only at its sole cost and expense.

13.      DISCLAIMER

         EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS TO BUYER, DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE ACTIVE INGREDIENTS SUPPLIED BY SELLER TO BUYER HEREUNDER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE FORMULATION, USE, SALE OR OTHER DISPOSITION BY BUYER OR ITS AFFILIATES, CUSTOMERS OR OTHER TRANSFEREES OF ANY ACTIVE INGREDIENT SUPPLIED BY SELLER HEREUNDER.

14.      INDEPENDENT PARTIES

         Each party shall act solely as an independent contractor and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other party in any way. Nothing herein shall be construed to create the relationship of partnership, principal and agent or joint venture between the parties. Accordingly, neither party shall use or refer to the name or logo of the other party or its Affiliates (or use any name or logo confusingly similar thereto) in any public statements, whether oral or written, including but not limited to, shareholder reports, communications with stock market analysts, press releases or other communications with the media, or prospectuses, without the prior written consent of the other party.

15.      FORCE MAJEURE

         15.1 Each party shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue as long as the condition constituting such force majeure continues plus thirty (30) days after the termination of such condition. For the purposes of this Agreement, force majeure is defined as follows: causes beyond the reasonable control of Buyer or Seller (as the case may be), including without limitation, acts of God, acts, regulations, orders, decrees or laws of any government or agency thereof, war, civil commotion, damage to or destruction of production facilities or materials, labor disturbances (whether or not any such labor disturbance is within the power of the affected party to settle), epidemic, and failure of suppliers (excluding the inability of Manufacturer to supply to Seller for any reason other than force majeure), public utilities or common carriers.

         15.2 In the event of force majeure lasting more than three (3) months (or which the parties acknowledge will last more than three (3) months), the parties agree to meet and discuss how this Agreement can be justly and fairly implemented under the circumstances provided that, with respect to force majeure on the part of Buyer, Seller shall not be obligated to supply any Active Ingredient hereunder if Buyer cannot make prompt payment therefor (consistent with the terms and conditions hereof) to Seller.

16.      GOVERNING LAW AND ARBITRATION

         16.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York U.S.A. (regardless of the choice of law principles of the State of New York or any other jurisdiction).

         16.2 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by final and binding arbitration in New York, New York in accordance with the Commercial Rules of the American Arbitration Association in effect on the Effective Date (hereinafter referred to as the "Rules"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         16.3 In any arbitration pursuant to this Article 17 the award shall be rendered by a majority of three arbitrators, one (1) of whom shall be appointed by each party and the third of whom shall be appointed by mutual agreement of the two (2) party-appointed arbitrators. In the event of failure of a party to appoint an arbitrator within thirty (30) days after commencement of the arbitration proceeding or in the event of failure of the two (2) party-appointed arbitrators to agree upon the appointment of the third arbitrator within sixty (60) days after commencement of the arbitration proceeding, such arbitrator shall be appointed by the American Arbitration Association in accordance with the Rules. The arbitrators shall apply the governing law set forth in Section 16.1. In no event shall either party be entitled to an award of punitive damages pursuant to any arbitration hereunder.

         16.4 At Buyer's request, Seller shall join PFC and shall use all reasonable efforts to require any Manufacturer other than PFC to join any proceeding under this Article 16. If Seller desires to join Manufacturer in any proceeding under this Article 16, Buyer shall not object to or in any way attempt to preclude Seller from joining PFC or any Manufacturer in such proceeding.

17.      SUCCESSORS AND ASSIGNS

         This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without the written consent of the other party; provided, further, either party may assign this Agreement to one of its Affiliates, whether such Affiliate currently exists or is formed in the future, without such written consent.

18.      NOTICES

         Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Seller or Buyer at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.


         if to Buyer, to:


                  Medicis Pharmaceutical Corporation
                  4383 East Camelback Road
                  Phoenix, Arizona  85018
                  Attn:  Jonah Shacknai
         with a copy to:

                  Brown & Bain
                  2901 North Central Avenue
                  Phoenix, Arizona  85012-2788
                  Attn:  Frank M. Placenti

         if to Seller, to:

                  Syntex Pharmaceuticals International Limited
                  Ave. Samuel Lewis
                  Torre Hongkong Bank, Piso No. 18/P.O. Box 7386
                  Panama 5, Republic of Panama
                  Attn:    General Manager

         with a copy to:

                  F. Hoffmann-La Roche Ltd.
                  CH-4070 Basel, Switzerland
                  Attn:    Corporate Law Department

         and a copy to

                  Syntex (U.S.A.) Inc.
                  3401 Hillview Avenue
                  Palo Alto, California 94304
                  Attn:  Corporate Law Department

19.      SURVIVAL

         Section 7.4 and 10.4 and Articles 2, 9, 11, 12, 13 and 15 shall be in force during the term of this Agreement and shall survive expiration or termination, as the case may be, of this Agreement.

20.      ADDITIONAL TERMS

         20.1 Entire Agreement. This Agreement and the exhibits hereto embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof.

         20.2 Amendments; No Waiver. No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

         20.3 Counterparts. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Seller and a counterpart has been signed by Seller and delivered to Buyer.

         20.4 Severability. The parties agree that (a) the provisions of this Agreement shall be severable and (b) in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (i) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (ii) the remaining provisions shall remain enforceable to the fullest extent permitted by law, provided that the rights and interests of the parties hereto shall not be materially affected.

         20.5 Captions. Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Unless the context requires otherwise, all references herein to Articles and Sections are to the articles and sections of this Agreement.

         IN WITNESS HEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.


SYNTEX PHARMACEUTICALS              MEDICIS PHARMACEUTICAL
INTERNATIONAL LIMITED           CORPORATION


By /s/ John R. Talbot           By /s/ Mark A. Prygocki Sr.
   -------------------------       -------------------------

Name John R. Talbot             Name Mark A. Prygocki Sr.
     -----------------------         -----------------------

Title: President                Title: Secretary
       ---------------------           ---------------------

                                  SCHEDULE A



                                CURRENT PRICES



                     PER KILOGRAM IN UNITED STATES DOLLARS






                Fluocinolone acetonide milled         $12,495.21
                Fluocinolone acetonide micronized     $14,110.92
                Fluocinonide milled                   $12,433.70
                Fluocinonide micronized               $14,183.03

                Fluocinolone Acetonide
                        dihydrate micronized          $15,580.00

                All prices CIF, Buyer's Designated Manufacturing Facility

                                  SCHEDULE B



                       ACTIVE INGREDIENT SPECIFICATIONS


                  To be supplied three days prior to Closing

                                  SCHEDULE C



                METHODS OF ANALYSIS FOR THE ACTIVE INGREDIENT



                  To be supplied three days prior to Closing